UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2002

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30733 (Commission File Number)	41-1978822 (I.R.S. Employer Identification No.)

10700 Bren Road West
Minnetonka, MN 55343
(Address of principal executive offices)

(952) 933-4666
(Registrant’s telephone number, including area code)

SIGNATURES
EX-2.1 Agreement and Plan of Merger
EX-99.1 Press Release issued December 16, 2002

Item 5. Other Events

     On December 13, 2002, American Medical Systems, Inc. (“AMS”), a wholly owned subsidiary of American Medical Systems Holdings, Inc., Snowball Acquisition Corp., a California corporation and wholly owned subsidiary of AMS, Cryogen, Inc. (“Cryogen”), a California corporation, and Robert Knarr, as a shareholders representative, entered into an Agreement and Plan of Merger. Pursuant to the merger agreement, Snowball Acquisition Corp. will merge with and into Cryogen and Cryogen will become a wholly-owned subsidiary of AMS.

     Pursuant to the merger agreement, holders of shares of Cryogen’s common stock and preferred stock which are outstanding as of the effective time of the merger will be initially paid cash proceeds in the amount of $40 million, net of certain transaction expenses and subject to certain adjustments, according to their respective liquidation preferences in Cryogen’s Amended and Restated Articles of Incorporation, which will be amended and restated immediately prior to closing. AMS estimates that the initial payment to Cryogen shareholders, after payment of transaction expenses and all adjustments, will be approximately $35.9 million. AMS will deposit $3 million of this initial consideration in escrow to be held for eighteen months after closing of the merger to cover certain contingencies and the balance will be distributed to holders of Cryogen’s Series D, E and F preferred stock.

     In addition to the initial consideration described above, Cryogen’s shareholders will receive an earnout payment equal to three times AMS’ net product revenues attributable to sales of Cryogen’s products over a period of four consecutive AMS fiscal quarters ending three years after closing, less $40 million. If AMS’ net product revenues attributable to sales of Cryogen’s products during any such four-quarter period do not exceed $13.3 million, no earnout payment will be made. The maximum amount of the earnout payment is $110 million. The earnout payment, if any, will be distributed among Cryogen’s shareholders according to the liquidation preferences in Cryogen’s Amended and Restated Articles of Incorporation, subject to certain rights of set-off.

     The consummation of the merger is subject to customary conditions, including, among other things, the approval by Cryogen’s shareholders. AMS has entered into shareholder agreements with a number of Cryogen’s shareholders sufficient to approve the merger agreement, pursuant to which those shareholders have agreed to vote in favor of the merger and the merger agreement. The parties expect to close the merger on or about December 30, 2002.

     A copy of the merger agreement and the press release announcing the merger are included as exhibits to this report and are incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 13, 2002, among American Medical Systems, Inc., Snowball Acquisition Corp., Cryogen, Inc. and Robert Knarr*

99.1	Press Release of American Medical Systems, Inc. issued December 16, 2002

*	Exhibits and Schedules to the Merger Agreement have been omitted but will be provided supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC. By: /s/ M. James Call M. James Call Executive Vice President and Chief Financial Officer

Dated: December 17, 2002